EXHIBIT 5

September 1, 2005

The St. Paul Travelers Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Re:                               The St. Paul Travelers Companies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President and Corporate Secretary of The St. Paul Travelers Companies, Inc., a Minnesota corporation (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 relating to the St. Paul Travelers 401(k) Savings Plan (the “Plan”) and the offering and issuance under the Plan of shares of common stock, without par value, of the Company (the “Common Stock”) and the related Plan interests.  I have examined the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, the Plan and such other documents, and have reviewed such matters of law as I have deemed necessary for this opinion.  Accordingly, based upon the foregoing, I am of the opinion that:

1.                                       The Company is duly and validly organized and existing and in good standing under the laws of the State of Minnesota.

2.                                       The Company has duly authorized the issuance of the shares of Common Stock.

3.                                       The shares of Common Stock that may be issued in accordance with the terms and provisions of the Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

Very truly yours,

/s/ Bruce A. Backberg
Bruce A. Backberg
Senior Vice President and Corporate Secretary